RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208507

Pricing Supplement Dated August 9, 2016 To the Product Prospectus Supplement ERN-ETF-1 Dated January 11, 2016, Prospectus Supplement Dated January 8, 2016, and Prospectus Dated January 8, 2016	$1,000,000 Barrier Digital Enhanced Return Notes Linked to the VanEck Vectors Oil Services ETF, Due August 14, 2018 Royal Bank of Canada

Royal Bank of Canada is offering the Barrier Digital Enhanced Return Notes (the “Notes”) linked to the performance of the VanEck Vectors Oil Services ETF (the “Reference Asset”).
The CUSIP number for the Notes is 78012KSJ7. If the Final Level is greater than the Initial Level and the Percentage Change exceeds the Digital Percentage of 10%, the Notes provide a one-for-one positive return based upon the increase in the share price of the Reference Asset, subject to the Maximum Redemption Amount of 128.75% of the principal amount of the Notes.  If the Final Level is greater than or equal to the Barrier Level (65% of the Initial Level), but is less than or equal to the Digital Percentage, the Notes provide a fixed return equal to the Principal Amount plus the Digital Coupon. If the Final Level is less than the Barrier Level (65% of the Initial Level), you will receive an amount at maturity that is proportionate to the decrease in the Reference Asset over the term of the Notes, and you may lose up to 100% of your initial investment.  Any payments on the Notes are subject to our credit risk.
Digital Coupon: 10%
Issue Date: August 12, 2016
Maturity Date: August 14, 2018
The Notes do not pay interest.  The Notes will not be listed on any securities exchange.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 8, 2016, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement dated January 11, 2016, and “Selected Risk Considerations” beginning on page P-6 of this pricing supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public	100.00%	$1,000,000.00
Underwriting discounts and commissions	0.00%	$0.00
Proceeds to Royal Bank of Canada	100.00%	$1,000,000.00

The initial estimated value of the Notes as of the date of this pricing supplement is $981.31 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, did not receive a commission in connection with the sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-14 below.
We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Barrier Digital Enhanced Return Notes Linked to VanEck Vectors Oil Services ETF, Due August 14, 2018
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Asset:	VanEck Vectors Oil Services ETF
Bloomberg Ticker:	OIH
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Pricing Date:	August 9, 2016
Issue Date:	August 12, 2016
CUSIP:	78012KSJ7
Valuation Date:	August 9, 2018
Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is greater than the Digital Percentage, then the investor will receive an amount equal to the lesser of:
1.           Principal Amount + (Principal Amount x Percentage Change)
2.           Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is greater than or equal to -35%, and less than or equal to the Digital Percentage, then the investor will receive the principal amount plus the Digital Coupon. If, on the Valuation Date, the Percentage Change is negative, by more than the Barrier Percentage (that is, the Percentage Change is between -35.01% and -100%), then the investor will receive a cash payment equal to:
Principal Amount + (Principal Amount x Percentage Change)
In this case, you will lose all or a portion of the principal amount of the Notes.

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula:

P-2	RBC Capital Markets, LLC

Barrier Digital Enhanced Return Notes Linked to VanEck Vectors Oil Services ETF, Due August 14, 2018
Initial Level:	$28.72, which was the closing share price of the Reference Asset on the Pricing Date.
Final Level:	The closing share price of the Reference Asset on the Valuation Date.
Digital Percentage:	10%
Digital Coupon:	10% of the principal amount
Maximum Redemption Amount:	128.75% multiplied by the principal amount
Barrier Percentage:	35%
Barrier Level:	$18.67 (65% of the Initial Level, rounded to two decimal places)
Maturity Date:	August 14, 2018, subject to extension for market and other disruptions, as described in the product prospectus supplement dated January 11, 2016.
Term:	Approximately two (2) years
Principal at Risk:
The Notes are NOT principal protected.  You may lose all or a substantial portion of your principal amount at maturity if there is a percentage decrease from the Initial Level to the Final Level of more than 35%.

Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 11, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 11, 2016, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Barrier Digital Enhanced Return Notes Linked to VanEck Vectors Oil Services ETF, Due August 14, 2018
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 11, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 11, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated January 11, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047385/form424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Barrier Digital Enhanced Return Notes Linked to VanEck Vectors Oil Services ETF, Due August 14, 2018
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Level or the share price of the Reference Asset on any trading day prior to the Maturity Date. All examples are based on the Barrier Percentage of 35% (the Barrier Level is 65% of the Initial Level), a Digital Percentage of 10.00%, a Digital Coupon of 10.00% of the principal amount, the Maximum Redemption Amount of 128.75% of the principal amount, and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive, but less than the Digital Percentage.
	Percentage Change:	5%
	Payment at Maturity:	$1,000 + ($1,000 x 10.00%) = $1,000 + $100 = $1,100
	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,100, a 10.00% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive, and is greater than the Digital Percentage.
	Percentage Change:	25%
	Payment at Maturity:	$1,000 + ($1,000 x 25.00%) = $1,000 + $250 = $1,250
	On a $1,000 investment, a 25% Percentage Change results in a Payment at Maturity of $1,250, a 25.00% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is positive and exceeds the Digital Percentage (and the Payment at Maturity is subject to the Maximum Redemption Amount).
	Percentage Change:	65%
	Payment at Maturity:	$1,000 + ($1,000 x 65%) = $1,000 + $650 = $1,650
	However, the Maximum Redemption Amount is $1,287.50
	On a $1,000 investment, a 65% Percentage Change results in a Payment at Maturity of $1,287.50, a 28.75% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Barrier Percentage).
	Percentage Change:	-10%
	Payment at Maturity:
At maturity, if the Percentage Change is negative BUT not by more than the Barrier Percentage, then the Payment at Maturity will equal the principal amount plus the Digital Coupon.
$1,000 + ($1,000 x 10.00%) = $1,000 + $100 = $1,100

	On a $1,000 investment, a -10.00% Percentage Change results in a Payment at Maturity of $1,100, a 10% return on the Notes, even though the price of the Reference Asset has declined.

P-5	RBC Capital Markets, LLC

Barrier Digital Enhanced Return Notes Linked to VanEck Vectors Oil Services ETF, Due August 14, 2018
Example 5—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Barrier Percentage).
	Percentage Change:	-40%
	Payment at Maturity:	$1,000 + ($1,000 x -40%) = $1,000 - $400 = $600
	On a $1,000 investment, a -40% Percentage Change results in a Payment at Maturity of $600, a -40% return on the Notes.

P-6	RBC Capital Markets, LLC

Barrier Digital Enhanced Return Notes Linked to VanEck Vectors Oil Services ETF, Due August 14, 2018
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-6 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•	Principal at Risk – Investors in the Notes could lose some or all or a substantial portion of their principal amount if the share price of the Reference Asset declines by more the Barrier Percentage. You will lose one percent of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level if the Final Level is less than 35% of the Initial Level.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.
•	Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount. Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Reference Asset or a security directly linked to the positive performance of the Reference Asset.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the share price of the Reference Asset increases after the Pricing Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
•	You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. The Final Level will not reflect any dividends paid on the securities included in the Reference Asset, and accordingly, any positive return on the Notes may be less than the potential positive return on those securities.
•	There Is No Affiliation Between the Investment Advisor or the Index Sponsor and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Investment Advisor or the Index Sponsor – We are not affiliated with the investment adviser of OIH or the index sponsor of its underlying index. However, we and our affiliates

P-7	RBC Capital Markets, LLC

Barrier Digital Enhanced Return Notes Linked to VanEck Vectors Oil Services ETF, Due August 14, 2018
may currently, or from time to time in the future, engage in business with these entities. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other entity prepares. You, as an investor in the Notes, should make your own investigation into the Reference Asset and the companies in which it invests. None of these companies are involved in this offering, and have no obligation of any sort with respect to your Notes. These companies have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
•	Adjustments to the Reference Asset Could Adversely Affect the Notes – Van Eck Associates Corporation (“Van Eck”), as the investment adviser of the OIH, is responsible for calculating and maintaining the Reference Asset. The investment adviser can add, delete or substitute the stocks comprising the Reference Asset. The investment adviser may make other methodological changes that could change the price of the Reference Asset at any time. If one or more of these events occurs, the calculation of the closing price of the Reference Asset on the Valuation Date and the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could affect the payments on the Notes and their market value at any time.
•	Our Business Activities May Create Conflicts of Interest – We and our affiliates expect to engage in trading activities related to the Reference Asset or the securities held by the Reference Asset that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Asset, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with OIH or the issuers of the securities held by OIH, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the price of the Reference Asset, and, therefore, the market value of the Notes.
•	The Initial Estimated Value of the Notes Is Less than the Price to the Public – The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the share price of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the

P-8	RBC Capital Markets, LLC

Barrier Digital Enhanced Return Notes Linked to VanEck Vectors Oil Services ETF, Due August 14, 2018
secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.
•	The Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set – The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.
The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•	The Correlation Between the Performance of the Reference Asset and the Performance of the Underlying Index May Be Imperfect – The performance of the Reference Asset is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on the Reference Asset may correlate imperfectly with the return on the Underlying Index.
•	Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.
•	An Investment in the Notes Is Subject to Risks Associated with the Energy Sector – All of the equity securities included in the Reference Asset are issued by companies whose primary line of business is directly associated with the energy sector. Stock prices for energy sector companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending will likewise affect the performance of energy companies. In addition, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to energy conservation and the success of exploration projects. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in other areas, would adversely impact the performance of the Reference Asset. As a result, the References Asset will be more volatile than an exchange traded fund whose sector(s) is more diversified.

P-9	RBC Capital Markets, LLC

Barrier Digital Enhanced Return Notes Linked to VanEck Vectors Oil Services ETF, Due August 14, 2018
INFORMATION REGARDING THE REFERENCE ASSET
Information provided to or filed with the SEC by the VanEck Vectors ETF Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information.  None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
The following information regarding the Reference Asset is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Asset with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
The Notes are not sponsored, endorsed, sold or promoted by the investment adviser. The investment adviser makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. The investment adviser has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.
We obtained the information regarding the historical performance of the Reference Asset set forth below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Reference Asset on any Observation Date or on the Valuation Date. We cannot give you assurance that the performance of the Reference Asset will not result in the loss of all or part of your investment.
VanEck Vectors Oil Services ETF (“OIH”)
The OIH is an investment portfolio of the VanEck Vectors ETF Trust, a registered investment company. Van Eck is the investment adviser to the OIH. The OIH is an exchange traded fund that trades on NYSE Arca under the ticker symbol “OIH.”
Investment Objective
The OIH seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the publicly traded securities in the MVIS U.S. Listed Oil Services 25 Index (the “MVOIHTR”). The MVOIHTR is a rules-based index intended to track the overall performance of 25 of the largest U.S. listed, publicly traded oil services companies. The MVOIHTR is comprised of common stocks and depositary receipts of U.S. exchange-listed companies in the oil services sector. These companies may include foreign companies that are listed on a U.S. exchange. Companies are considered to be in the oil services sector if they derive at least 50% of their revenues from oil services, which include oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the MVOIHTR.
Indexing Investment Approach
The OHI utilizes a “passive” or indexing investment approach and attempts to approximate the investment performance of the MVOIHTR by investing in a portfolio of securities that generally replicates the MVOIHTR. It is possible that the OIH may not fully replicate the performance of the MVOIHTR due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

P-10	RBC Capital Markets, LLC

Barrier Digital Enhanced Return Notes Linked to VanEck Vectors Oil Services ETF, Due August 14, 2018
The MVIS U.S. Listed Oil Services 25 Index
We have derived all information contained in this pricing supplement regarding the MVOIHTR from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors Index Solutions GmbH. The MVOIHTR was developed by Market Vectors Index Solutions GmbH and is calculated, maintained and published by Market Vectors (“Market Vectors”), a wholly-owned subsidiary of Van Eck. Market Vectors has no obligation to continue to publish, and may discontinue the publication of, the MVOIHTR.
The MVOIHTR is a sector index that tracks the performance of the largest and most liquid US-listed companies that generate at least 50% of their revenues from oil services. The index contains only companies that meet strict size and liquidity requirements and are engaged primarily in oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the MVOIHTR. Your return on the notes is linked to the performance of the OIH and not the direct performance of the MVOIHTR.
Constituent stocks of the index must have a market capitalization of greater than $150 million as of the end of the month prior to the month in which a rebalancing date occurs to be eligible for inclusion. Stocks whose market capitalizations fall below $75 million as of the end of the month prior to the month in which any rebalancing date occurs will no longer be eligible. Stocks must have a three month average daily trading volume of at least $1 million to be eligible for the index and issuers of such stocks must have traded at least an average of 250,000 shares per month over the last six months. Only shares that trade on a recognized U.S. exchange may qualify.
The index is calculated using a capitalization weighting methodology, adjusted for float. The index is rebalanced semi-annually, at the close of business on the third Friday in March and September, and companies are added and/or deleted based upon the index eligibility criteria. Companies with recent stock exchange listings (i.e., initial public offerings) may be added to the index on a semi-annual basis, provided the companies meet all eligibility criteria and have been trading for more than 30 trading days. The share weights of the index components are adjusted on a quarterly basis (every third Friday in a quarter-end month).

P-11	RBC Capital Markets, LLC

Barrier Digital Enhanced Return Notes Linked to VanEck Vectors Oil Services ETF, Due August 14, 2018
Historical Information
The graph below sets forth the information relating to the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing share prices of the Reference Asset. The information provided in this table is for the four calendar quarters of 2012 through 2015, the first two quarters of 2016, and the period from July 1, 2016 through August 9, 2016.
We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
VanEck Vectors Oil Services ETF (“OIH”)

P-12	RBC Capital Markets, LLC

Barrier Digital Enhanced Return Notes Linked to VanEck Vectors Oil Services ETF, Due August 14, 2018
Period-Start Date	Period-End Date	High Intra-Day Share Price of the Reference Asset	Low Intra-Day Share Price of the Reference Asset	Period-End Closing Share Price of the Reference Asset
1/1/2012	3/31/2012	$45.14	$38.54	$40.62
4/1/2012	6/30/2012	$41.73	$32.55	$35.64
7/1/2012	9/30/2012	$43.84	$34.94	$40.20
10/1/2012	12/31/2012	$41.63	$36.25	$38.68
1/1/2013	3/31/2013	$45.12	$39.08	$42.94
4/1/2013	6/30/2013	$45.79	$39.42	$42.78
7/1/2013	9/30/2013	$48.52	$42.98	$47.08
10/1/2013	12/31/2013	$51.09	$46.63	$48.07
1/1/2014	3/31/2014	$50.65	$44.57	$50.33
4/1/2014	6/30/2014	$57.77	$48.99	$57.76
7/1/2014	9/30/2014	$58.00	$49.23	$49.61
10/1/2014	12/31/2014	$49.83	$33.54	$35.92
1/1/2015	3/31/2015	$36.90	$31.52	$33.71
4/1/2015	6/30/2015	$39.79	$33.73	$34.90
7/1/2015	9/30/2015	$34.88	$26.00	$27.48
10/1/2015	12/31/2015	$32.78	$25.41	$26.45
1/1/2016	3/31/2016	$28.08	$20.46	$26.61
4/1/2016	6/30/2016	$31.26	$25.13	$29.25
7/1/2016	8/9/2016	$30.14	$26.62	$28.72
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-13	RBC Capital Markets, LLC

Barrier Digital Enhanced Return Notes Linked to VanEck Vectors Oil Services ETF, Due August 14, 2018
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on August 12, 2016, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution-Conflicts of Interest” in the prospectus.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects our estimated hedging costs.  These factors resulted in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

P-14	RBC Capital Markets, LLC

Barrier Digital Enhanced Return Notes Linked to VanEck Vectors Oil Services ETF, Due August 14, 2018
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 8, 2016, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated January 8, 2016.
In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated January 8, 2016, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated January 8, 2016.

P-15	RBC Capital Markets, LLC